Exhibit 99.1
Assisted Living Concepts, Inc. Announces Continued Private Pay and Operating Margin Successes;
Completes Financing and Acquisition of Nine Previously Leased Residences
MENOMONEE FALLS, WISCONSIN November 2, 2010
Highlights:
•	Increased average private pay occupancy by 111 and 16 units over the third quarter of 2009 and the second quarter of 2010, respectively

•	Increased Adjusted EBITDAR as a percent of revenues to 34.5%, up from 33.6% in both the third quarter of 2009 and the second quarter of 2010

•	Completed acquisition of nine previously leased residences
Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) reported net income of $4.6 million ($0.39 per diluted common share) in the third quarter of 2010 as compared to net income from continuing operations and net income of $4.2 million ($0.36 per diluted common share) and $3.4 million ($0.29 per diluted common share), respectively, in the third quarter of 2009.
“Third quarter results demonstrated our continuous positive trend in private pay occupancy and Adjusted EBITDAR,” commented Laurie Bebo, President and Chief Executive Officer. “During the third and early part of the fourth quarter, we completed another successful mortgage loan and acquired nine of our previously leased residences. We continue to believe that the ownership of our residences and the ability to put in place fixed rate financing without significant operational restrictions are important steps toward enhancing the value of our business model. As demonstrated by recent transactions, senior living real estate valuations appear to be on the rise and further emphasizes the inherent value of the ALC portfolio.”
For the first nine months of 2010, ALC reported net income of $11.1 million. During the second quarter of 2010, ALC recorded the following “One-Time Charges”: an impairment charge relating to a non-cash write-down of certain equity investments ($1.3 million net of income tax benefits); expenses associated with the realignment of our divisions ($0.3 million net of income tax benefits); and a write-off of expenses incurred with an expansion project that the company decided not to complete ($0.1 million net of income tax benefits). Excluding these One-Time Charges, net income for the first nine months of 2010 would have been $12.7 million compared to a net loss from continuing operations and a net loss of $3.5 million and $4.5 million in the first nine months of 2009, respectively. Excluding an impairment charge related to the non-cash, non-recurring write-off of all goodwill ($14.7 million net of income tax benefits) recorded in the first quarter of 2009 and the non-cash non recurring write-off ($0.9 million net of income tax benefits) resulting from a decision not to exercise a purchase option on four leased properties recorded in the third quarter of 2009, net income from continuing operations and net income for the first nine months of 2009 would have been $11.3 million and $11.1 million, respectively.
Diluted earnings per common share for the third quarter and the first nine months ended September 30, 2010 and 2009 were:

	Quarter ended			Nine months ended
	September 30,			September 30,
	2010	2009		2010		2009
Diluted earnings (loss) per common share from continuing operations	$0.39	$0.36		$0.95		$(0.30)
Diluted earnings (loss) per common share	$0.39	$0.29		$0.95		$(0.38)
Pro forma diluted earnings per common share from continuing operations excluding non-recurring charges	$0.39	$0.36	(1)	$1.09	(2)	$0.96	(1)(3)

(1)	Excludes non-cash non-recurring write-off of property impairment, net of income tax benefits.

(2)	Excludes One-Time Charges

(3)	Excludes non-cash non-recurring write-off of goodwill net of income tax benefits.

Certain non-GAAP financial measures are used in the discussions in this release in assessing the performance of the business. See attached tables for definitions of Adjusted EBITDA and Adjusted EBITDAR, reconciliations of net income (loss) to Adjusted EBITDA and Adjusted EBITDA, calculations of Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenues, and non-GAAP financial measure reconciliation information.
As of September 30, 2010, ALC operated 211 senior living residences comprising 9,305 units.
The following discussions exclude the impact of discontinued operations.
Quarters ended September 30, 2010, September 30, 2009, June 30, 2010
Revenues of $58.5 million in the third quarter ended September 30, 2010 increased $1.3 million or 2.3% from $57.2 million in the third quarter of 2009 and increased $0.2 million or 0.4% from the second quarter of 2010.
Adjusted EBITDA for the third quarter of 2010 was $15.0 million or 25.7% of revenues and
•	increased $0.9 million or 6.2% from $14.2 million and 24.7% of revenues in the third quarter of 2009; and
•	increased $0.5 million or 3.7% from $14.5 million and 24.9% of revenues in the second quarter of 2010.
Adjusted EBITDAR for the third quarter of 2010 was $20.2 million or 34.5% of revenues and
•	increased $1.0 million or 5.1% from $19.2 million and 33.6% of revenues in the third quarter of 2009; and
•	increased $0.6 million or 3.0% from $19.6 million and 33.6% of revenues in the second quarter of 2010.
Third quarter 2010 compared to third quarter 2009
Revenues in the third quarter of 2010 increased from the third quarter of 2009 primarily due to higher average daily revenue as a result of rate increases ($1.8 million) and an increase in private pay occupancy ($1.1 million), partially offset by the planned reduction in the number of units occupied by Medicaid residents ($1.6 million). The average number of units occupied by Medicaid residents declined by 248 units. Average private pay rates increased in the third quarter of 2010 by 3.4% over average private pay rates for the third quarter of 2009. Average overall rates, including the impact of improved payer mix, increased in the third quarter of 2010 by 4.8% over comparable rates for the third quarter of 2009.
Both Adjusted EBITDA and Adjusted EBITDAR increased in the third quarter of 2010 primarily due to an increase in revenues discussed above ($1.3 million) and a decrease in residence operations expenses ($0.1 million) (this excludes gains and losses on the disposals of fixed assets), partially offset by an increase in general and administrative expenses ($0.4 million) (this excludes non-cash equity based compensation) and, for Adjusted EBITDA only, an increase in residence lease expense ($0.1 million). Residence operations expense declined primarily from lower labor costs associated with the reduction of Medicaid residents, partially offset by higher utility expenses. General and administrative expenses in the third quarter of 2010 were higher than the third quarter of 2009 as a result of a non-recurring favorable legal settlement in the third quarter of 2009.
Third quarter 2010 compared to the second quarter 2010
Revenues in the third quarter of 2010 increased from the second quarter of 2010 primarily due to one additional day in the third quarter ($0.6 million), an increase in the number of units occupied by private pay residents ($0.2 million), partially offset by lower average daily revenue as a result of Medicaid and private pay rate decreases ($0.3 million), and the planned reduction in the number of units occupied by Medicaid residents ($0.3 million). The average number of units occupied by Medicaid residents declined by 39 units.

Increased Adjusted EBITDA and Adjusted EBITDAR in the third quarter of 2010 as compared to the second quarter of 2010 resulted primarily from a decrease in general and administrative expenses ($0.6 million) (this excludes non-cash equity-based compensation) and an increase in revenues discussed above ($0.2 million), partially offset by an increase in residence operations expenses ($0.2 million) (this excludes gains and losses on the disposals of fixed assets) and, for Adjusted EBITDA only, an increase in residence lease expense ($0.1 million). Residence operations expenses increased primarily from increases in utility expenses resulting from normal seasonal fluctuations. General and administrative expenses decreased as a result of non-recurring second quarter expenses associated with an all-company conference and the realignment of our divisions.
Nine months ended September 30, 2010 and September 30, 2009
Revenues of $174.7 million in the nine months ended September 30, 2010 increased $3.7 million or 2.2% from $171.0 million in the nine months ended September 30, 2009.
Adjusted EBITDA for the nine months ended September 30, 2010 was $43.1 million, or 24.7% of revenues and
•	increased $4.2 million or 10.7% from $39.0 million and 22.8% of revenues in the nine months ended September 30, 2009.
Adjusted EBITDAR for the nine months ended September 30, 2010 was $58.5 million, or 33.5% of revenues and
•	increased $4.5 million or 8.4% from $53.9 million and 31.5% of revenues in the nine months ended September 30, 2009.
Nine months ended September 30, 2010 compared to nine months ended September 30, 2009
Revenues in the nine months ended September 30, 2010 increased from the nine months ended September 30, 2009 primarily due to higher average daily revenue from rate increases ($6.1 million) and an increase in private pay occupancy ($3.2 million), partially offset by the planned reduction in the number of units occupied by Medicaid residents ($5.6 million). The average number of units occupied by Medicaid residents declined by 280 units. Average private pay rates increased in the nine months ended September 30, 2010 by 3.7% over average private pay rates for the nine months ended September 30, 2009. Average overall rates, including the impact of improved payer mix, increased in the nine months ended September 30, 2010 by 5.3% over the comparable rates for the nine months ended September 30, 2009.
Both Adjusted EBITDA and Adjusted EBITDAR increased in the nine months ended September 30, 2010 primarily from a decrease in residence operations expenses ($2.3 million) (this excludes the loss on disposal of fixed assets), and the increase in revenues discussed above ($3.7 million), partially offset by an increase in general and administrative expenses ($1.5 million) (this excludes non-cash equity based compensation) and, for Adjusted EBITDA only, an increase in residence lease expense ($0.4 million). Residence operations expenses decreased primarily from lower labor expenses. Staffing needs in the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009 decreased primarily because of a reduction in the number of units occupied by Medicaid residents who tend to have higher care needs than private pay residents. In addition, general economic conditions enabled us to hire new employees at lower wage rates. General and administrative expenses increased primarily from upfront costs associated with transitioning payroll and benefits from a third party vendor to in-house, expenses associated with an all-company conference held in the second quarter of 2010, and expenses associated with the second quarter realignment of our divisions.
Liquidity
At September 30, 2010 ALC maintained a strong liquidity position with cash of approximately $37 million and undrawn lines of $70 million. Effective November 1, 2010, ALC utilized approximately $27.5 million of cash to complete the purchase of its previously announced acquisition of nine senior living residences from HCP, Inc.)

Share Repurchase Program
On August 9, 2010, ALC’s Board of Directors extended and expanded its share repurchase program by authorizing the purchase of up to $15 million in Class A common stock through August 9, 2011. In 2010, through November 1, 2010, ALC repurchased 72,986 shares of Class A Common Stock at a cost of $2.2 million and an average price of $30.18 per share (excluding fees).
Other Items
On September 30, 2010 ALC completed an expansion and extension of a loan agreement with TCF National Bank (“TCF”). As previously announced, the revised loan agreement increased the loan from $14.0 million to $26.25 million and extended the maturity from June 12, 2014 to September 30, 2015. The loan bears interest at the rate of 6.5% and is secured by mortgages on six of ALC’s senior housing residences.
On November 1, 2010 ALC completed its previously announced acquisition of nine senior living residences. The nine residences were previously leased and operated by ALC. The purchase price was $27.5 million plus certain transaction costs. The nine residences, two of which are located in New Jersey and seven in Texas, contain a total of 365 units.
Investor Call
ALC has scheduled a conference call later this morning, Tuesday, November 2, 2010 at 10:00 a.m. (EDT) to discuss its financial results for the third quarter. The toll-free number for the live call is (800) 230-1096 or international (612) 332-0335. A taped rebroadcast of the conference call will be available approximately three hours following the live call until midnight on December 2, 2010, by dialing toll free (800) 475-6701 or international (320) 365-3844 and using access code 174903.
About Us
Assisted Living Concepts, Inc. and its subsidiaries operate 211 senior living residences comprising 9,305 units in 20 states. ALC’s senior living residences typically consist of 40 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,100 people.
Forward-looking Statements
Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, including management’s expectations about improving occupancy and private pay mix, are forward-looking statements. Forward-looking statements generally include words such as “expect,” “project,” “point toward,” “intend,” “will,” “indicate,” “anticipate,” “believe,” “estimate,” “plan,” “strategy” or “objective.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties referred to in the release, other risks and uncertainties are contained in ALC’s filings with United States Securities and Exchange Commission and include, but are not limited to, the following: changes in the health care industry in general and the senior housing industry in particular because of governmental and economic influences; changes in general economic conditions, including changes in housing markets, unemployment rates and the availability of credit at reasonable rates; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions and ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.
For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President, Chief Financial Officer and Treasurer
Phone: (262) 257-8999
Fax: (262) 251-7562
Email: jbuono@alcco.com
Visit ALC’s Website @ www.alcco.com

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Operations
(In thousands, except earnings per share)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues	$58,529	$57,236	$174,693	$170,986
Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	34,902	35,059	105,419	107,493
General and administrative	3,664	3,146	11,694	9,921
Residence lease expense	5,161	5,053	15,355	14,976
Depreciation and amortization	5,745	5,440	17,113	15,589
Impairment of long-lived asset	—	148	—	148
Goodwill impairment	—	—	—	16,315

Total operating expenses	49,472	48,846	149,581	164,442

Income from operations	9,057	8,390	25,112	6,544
Other income (expense):
Other-than-temporary investments impairment	—	—	(2,026)	—
Interest income	2	7	10	26
Interest expense	(1,893)	(1,914)	(5,680)	(5,451)

Income from continuing operations before income taxes	7,166	6,483	17,416	1,119
Income tax expense	(2,599)	(2,295)	(6,340)	(4,621)

Net income (loss) from continuing operations	4,567	4,188	11,076	(3,502)
Loss from discontinued operations, net of tax	—	(802)	—	(980)

Net income (loss)	$4,567	$3,386	$11,076	$(4,482)

Weighted average common shares:
Basic	11,517	11,655	11,554	11,806
Diluted	11,679	11,786	11,720	11,806
Per share data:
Basic earnings per common share
Earnings (loss) from continuing operations	$0.40	$0.36	$0.96	$(0.30)
Loss from discontinued operations	—	(0.07)	—	(0.08)

Net income (loss)	$0.40	$0.29	$0.96	$(0.38)

Diluted earnings per common share
Earnings (loss) from continuing operations	$0.39	$0.36	$0.95	$(0.30)
Loss from discontinued operations	—	(0.07)	—	(0.08)

Net income (loss)	$0.39	$0.29	$0.95	$(0.38)

Adjusted EBITDA (1)	$15,036	$14,164	$43,136	$38,970

Adjusted EBITDAR (1)	$20,197	$19,217	$58,491	$53,946

(1)	See attached tables for definitions of Adjusted EBITDA and Adjusted EBITDAR and reconciliations of net income to Adjusted EBITDA and Adjusted EBITDAR.

ASSISTED LIVING CONCEPTS, INC
Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$37,134	$4,360
Investments	3,930	3,427
Accounts receivable, less allowances of $1,008 and $738, respectively	3,209	2,668
Prepaid expenses, supplies and other receivables	3,785	3,537
Deposits in escrow	2,264	1,993
Income taxes receivable	59	723
Deferred income taxes	4,646	4,636
Current assets of discontinued operations	168	36

Total current assets	55,195	21,380
Property and equipment, net	410,370	415,454
Intangible assets, net	10,598	11,812
Restricted cash	3,018	4,389
Other assets	1,912	1,935
Non-current assets of discontinued operations	—	399

Total Assets	$481,093	$455,369

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,422	$8,005
Accrued liabilities	19,898	19,228
Deferred revenue	6,656	6,368
Current maturities of long-term debt	2,342	1,823
Current portion of self-insured liabilities	500	500
Current liabilities of discontinued operations	—	34

Total current liabilities	35,818	35,958
Accrual for self-insured liabilities	1,481	1,416
Long-term debt	130,290	119,914
Deferred income taxes	17,656	13,257
Other long-term liabilities	11,740	11,853
Commitments and contingencies

Total Liabilities	196,985	182,398

Preferred Stock, par value $0.01 per share, 25,000,000 shares authorized; no shares issued and outstanding	—	—
Class A Common Stock, $0.01 par value, 80,000,000 shares authorized at September 30, 2010 and December 31, 2009; 12,406,770 and 12,397,525 shares issued and 9,990,534 and 10,048,674 shares outstanding, respectively	124	124
Class B Common Stock, $0.01 par value, 15,000,000 shares authorized at September 30, 2010 and December 31, 2009; 1,521,801 and 1,528,650 shares issued and outstanding, respectively	15	15
Additional paid-in capital	315,247	314,602
Accumulated other comprehensive loss	(555)	(2,012)
Retained earnings	44,562	33,486
Treasury stock at cost, 2,416,236 and 2,348,851 shares, respectively	(75,285)	(73,244)

Total Stockholders’ Equity	284,108	272,971

Total Liabilities and Stockholders’ Equity	$481,093	$455,369

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2010	2009
OPERATING ACTIVITIES:
Net income (loss)	$11,076	$(4,482)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	17,113	15,889
Other-than-temporary investments impairment	2,026	—
Goodwill impairment	—	16,315
Loss due to property and equipment impairment	—	1,379
Amortization of purchase accounting adjustments for leases	(295)	(296)
Provision for bad debts	270	(66)
Provision for self-insured liabilities	455	717
Loss on disposal of fixed assets	279	54
Equity-based compensation expense	614	320
Deferred income taxes	3,464	(28)
Changes in assets and liabilities:
Accounts receivable	(811)	367
Prepaid expenses, supplies and other receivables	(248)	(569)
Deposits in escrow	(271)	141
Current assets — discontinued operations	(132)	(106)
Accounts payable	(446)	(738)
Accrued liabilities	670	1,220
Deferred revenue	288	819
Current liabilities — discontinued operations	(34)	87
Payments of self-insured liabilities	(389)	(547)
Income taxes payable / receivable	664	3,312
Changes in other non-current assets	1,394	461
Other non-current assets — discontinued operations	399	534
Other long-term liabilities	225	1,049
Long-term liabilities — discontinued operations	—	(14)

Cash provided by operating activities	36,311	35,818
INVESTING ACTIVITIES:
Payment for executive retirement plan securities	(163)	(156)
Payments for new construction projects	(4,622)	(12,888)
Payments for purchases of property and equipment	(7,609)	(12,346)

Cash used in investing activities	(12,394)	(25,390)
FINANCING ACTIVITIES:
Purchase of treasury stock	(2,041)	(5,763)
Issuance of shares for employee stock options	31	—
Repayment of revolving credit facility	—	(24,000)
Proceeds from issuance of new mortgage debt	12,250	14,000
Repayment of mortgage debt	(1,383)	(8,675)

Cash provided by (used in) financing activities	8,857	(24,438)

Increase (decrease) in cash and cash equivalents	32,774	(14,010)
Cash and cash equivalents, beginning of year	4,360	19,905

Cash and cash equivalents, end of period	$37,134	$5,895

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$5,350	$5,771
Income tax payments, net of refunds	2,178	715

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics

	Three months ended
	September 30,	June 30,	September 30,
Continuing residences*	2010	2010	2009
Average Occupied Units by Payer Source
Private	5,492	5,476	5,381
Medicaid	123	162	371

Total	5,615	5,638	5,752

Occupancy Mix by Payer Source
Private	97.8%	97.1%	93.5%
Medicaid	2.2%	2.9%	6.5%

Percent of Revenue by Payer Source
Private	98.7%	98.1%	95.7%
Medicaid	1.3%	1.9%	4.3%

Average Revenue per Occupied Unit Day	$113.29	$113.64	$108.15

Occupancy Percentage*	62.3%	62.7%	63.2%

*	Depending on the timing of new additions and temporary closures of our residences, we may increase or reduce the number of units we actively operate. For the three months ended September 30, 2010, June 30, 2010 and September 30, 2009 we actively operated 9,016, 8,991 and 9,096 units, respectively.

	Three months ended
	September 30,	June 30,	September 30,
Same residence basis**	2010	2010	2009
Average Occupied Units by Payer Source
Private	5,455	5,450	5,334
Medicaid	123	162	321

Total	5,578	5,612	5,655

Occupancy Mix by Payer Source
Private	97.8%	97.1%	94.3%
Medicaid	2.2%	2.9%	5.7%

Percent of Revenue by Payer Source
Private	98.7%	98.1%	96.2%
Medicaid	1.3%	1.9%	3.8%

Average Revenue per Occupied Unit Day	$112.53	$112.82	$108.43

Occupancy Percentage	62.7%	63.1%	63.6%

**	Excludes quarterly impact of 48 completed expansion units and 76 re-opened renovated units.

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics

	Nine months ended
	September 30,	September 30,
Continuing residences*	2010	2009
Average Occupied Units by Payer Source
Private	5,479	5,373
Medicaid	166	446

Total	5,645	5,819

Occupancy Mix by Payer Source
Private	97.1%	92.3%
Medicaid	2.9%	7.7%

Percent of Revenue by Payer Source
Private	98.1%	94.8%
Medicaid	1.9%	5.2%

Average Revenue per Occupied Unit Day	$113.36	$107.64

Occupancy Percentage*	62.7%	64.4%

*	Depending on the timing of new additions and temporary closures of our residences, we may increase or reduce the number of units we actively operate. For the nine months ended September 30, 2010 and September 30, 2009 we actively operated 9,008 and 9,042 units, respectively.

	Nine months ended
	September 30,	September 30,
Same residence basis**	2010	2009
Average Occupied Units by Payer Source
Private	5,396	5,303
Medicaid	164	386

Total	5,560	5,689

Occupancy Mix by Payer Source
Private	97.0%	93.2%
Medicaid	3.0%	6.8%

Percent of Revenue by Payer Source
Private	98.1%	95.4%
Medicaid	1.9%	4.6%

Average Revenue per Occupied Unit Day	$112.90	$107.84

Occupancy Percentage	64.2%	65.6%

**	Excludes quarterly impact of 270 completed expansion units, 39 units temporarily closed for renovation and 76 re-opened renovated units.

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDAR
Adjusted EBITDA is defined as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, equity based compensation expense, transaction costs and non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets (including goodwill) and loss on refinancing and retirement of debt. Adjusted EBITDAR is defined as Adjusted EBITDA before rent expenses incurred for leased assisted living properties. Adjusted EBITDA and Adjusted EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP. We use Adjusted EBITDA and Adjusted EBITDAR as key performance indicators and Adjusted EBITDA and Adjusted EBITDAR expressed as a percentage of total revenues as a measurement of margin.
We understand that EBITDA and EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry. Moreover, ALC’s revolving credit facility contains covenants in which a form of EBITDA is used as a measure of compliance, and we anticipate EBITDA will be used in covenants in any new financing arrangements that we may establish. We believe Adjusted EBITDA and Adjusted EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.
We report specific line items separately, and exclude them from Adjusted EBITDA and Adjusted EBITDAR because such items are transitional in nature and would otherwise distort historical trends. In addition, we use Adjusted EBITDA and Adjusted EBITDAR to assess our operating performance and in making financing decisions. In particular, we use Adjusted EBITDA and Adjusted EBITDAR in analyzing potential acquisitions and internal expansion possibilities. Adjusted EBITDAR performance is also used in determining compensation levels for our senior executives. Adjusted EBITDA and Adjusted EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present Adjusted EBITDA and Adjusted EBITDAR on a consistent basis from period to period, thereby, allowing for comparability of operating performance.

Adjusted EBITDA and Adjusted EBITDAR Reconciliation Information
The following table sets forth a reconciliation of net income (loss) to Adjusted EBITDA and Adjusted EBITDAR:

	Three months ended			Nine months ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2010	2009	2010	2010	2009
	(in thousands)
Net income (loss)	$4,567	$3,386	$2,896	$11,076	$(4,482)
Add: loss from discontinued operations, net of tax	—	802	—	—	980
Add; provision for income taxes	2,599	2,295	1,618	6,340	4,621

Income from continuing operations before income taxes	$7,166	$6,483	$4,514	$17,416	$1,119
Add:
Depreciation and amortization	5,745	5,440	5,698	17,113	15,589
Interest expense, net	1,891	1,907	1,895	5,670	5,425
Non-cash equity based compensation	252	132	225	614	320
Loss due to property impairment	—	148	—	—	148
Loss (gain) on disposal of fixed assets	(36)	54	145	279	54
Write-down of equity investments	—	—	2,026	2,026	—
Transaction expenses associated with property acquisition	18	—	—	18	—
Goodwill impairment	—	—	—	—	16,315

Adjusted EBITDA	$15,036	$14,164	$14,503	$43,136	$38,970
Add: Lease expense	5,161	5,053	5,111	15,355	14,976

Adjusted EBITDAR	$20,197	$19,217	$19,614	$58,491	$53,946

The following table sets forth the calculations of Adjusted EBITDA, Adjusted EBITDAR, Adjusted EBITDA before division realignment and Adjusted EBITDAR before division realignment as percentages of total revenue:

	Three months ended			Nine months ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2010	2009	2010	2010	2009
	(in thousands)
Revenues	$58,529	$57,236	$58,305	$174,693	$170,986

Adjusted EBITDA	$15,036	$14,164	$14,503	$43,136	$38,970

Adjusted EBITDAR	$20,197	$19,217	$19,614	$58,491	$53,946

Adjusted EBITDA as percent of total revenues	25.7%	24.7%	24.9%	24.7%	22.8%

Adjusted EBITDAR as percent of total revenues	34.5%	33.6%	33.6%	33.5%	31.5%

ASSISTED LIVING CONCEPTS, INC.
Reconciliation of Non-GAAP Measures
(unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
	(In thousands, except per share data)
Net income (loss)	$4,567	$3,386	$11,076	$(4,482)
Add: Loss from discontinued operations, net of tax	—	802	—	980

Income (loss) from continuing operations	4,567	4,188	11,076	(3,502)

Add non-recurring charges:
Write down of equity investments	—	—	2,026	—
Goodwill impairment	—	—	—	16,315
Loss due to property impairment	—	148	—	148
Loss on disposal of fixed assets related to expansion project	—	—	125	—
Division realignment expense	—	—	453	—
Less: Income tax benefits from non-recurring charges	—	52	933	1,675

Pro forma net income from continuing operations excluding non-recurring charges	$4,567	$4,284	$12,747	$11,286

Weighted average common shares:
Basic	11,517	11,655	11,554	11,806
Diluted	11,679	11,786	11,720	11,806

Per share data:
Basic earnings per common share
Net income (loss)	$0.40	$0.29	$0.96	$(0.38)
Less: loss from discontinued operations	—	(0.07)	—	(0.08)
Less: loss from non-recurring charges	—	(0.01)	(0.14)	(1.25)

Pro forma net income from continuing operations excluding non-recurring charges	$0.40	$0.37	$1.10	$0.96

Diluted earnings per common share*
Net income (loss)	$0.39	$0.29	$0.95	$(0.38)
Less: loss from discontinued operations	—	(0.07)	—	(0.08)
Less: loss from non-recurring charges	—	(0.01)	(0.14)	(1.25)

Pro forma net income from continuing operations excluding non-recurring charges	$0.39	$0.36	$1.09	$0.96